UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Teleflex Incorporated
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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on May 1, 2008

March 28, 2008

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The Annual Meeting of Stockholders of Teleflex Incorporated (the “Annual Meeting”) will be held on Thursday, May 1, 2008 at 11:00 a.m., local time, at the Crowne Plaza Valley Forge, 260 Mall Boulevard, King of Prussia, Pennsylvania 19406, for the following purposes:

1. To elect four directors of the Company to serve for a term of three years, until their successors have been elected and qualified;

2. To vote upon a proposal to approve the Company’s 2008 Stock Incentive Plan;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

4. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed Monday, March 10, 2008, as the Record Date for the meeting. This means that owners of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Company’s Annual Meeting of Stockholders to be held on Thursday, May 1, 2008, 11:00 a.m. local time, at the Crowne Plaza Valley Forge at 260 Mall Boulevard, King of Prussia, Pennsylvania 19406. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 10, 2008, the “Record Date,” are entitled to vote. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date, the Company had 39,536,847 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy were mailed to stockholders on or about March 28, 2008. A copy of the Company’s Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 1, 2008

This proxy statement and the accompanying Notice of Annual Meeting are available at http://phx.corporate-ir.net/phoenix.zhtml?c=84306&p=irol-sec. In addition, our 2007 Annual Report is available at http://phx.corporate-ir.net/phoenix.zhtml?c=84306&p=irol-reportsannual.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to approve the proposals?

A plurality of the votes cast at the meeting is required to elect directors; that is, the four nominees receiving the highest number of votes for the class whose term expires at the 2011 Annual Meeting will be elected.

The affirmative vote of a majority of outstanding shares present, in person or by proxy, and entitled to vote is necessary to approve the 2008 Stock Incentive Plan, to ratify the appointment of PricewaterhouseCoopers LLP and to approve any other proposal.

Abstentions will be included in the vote count and have the same effect as voting “against” a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote with respect to the proposal concerning the ratification of the appointment of the Company’s independent registered public accounting firm.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,

•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,

•	vote by telephone by calling 1-800-PROXIES (776-9437) or

•	vote via the internet at www.voteproxy.com.

The shares represented by each proxy will be voted in accordance with the instructions you provide in the proxy card or that you may submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of directors, FOR the proposal to approve the 2008 Stock Incentive Plan and FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of the Company at the Company’s principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You may also revoke your proxy by attending the Annual Meeting in person and giving notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of eleven members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, four directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2011 and until their successors are elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated George Babich, Jr., William R. Cook, Stephen K. Klasko and Benson F. Smith for election to the Board for three-year terms.

Messrs. Babich, Cook and Smith are continuing directors who previously were elected by our stockholders. John J. Sickler, who served as a director of the Company since 2006 and was an employee of the Company for over thirty-five years, retired as Vice Chairman of the Company in October of 2007. Mr. Sickler is not standing for reelection to the Board. The Board is grateful for Mr. Sickler’s many contributions to the Company over the course of his career. Mr. Klasko is a new nominee standing for election as director in this class.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Messrs. Babich, Cook, Klasko and Smith. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Information with respect to the nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors — Terms expiring in 2011

George Babich, Jr., 56 Elected in 2005	Retired; President, The Pep Boys - Manny, Moe & Jack, a full-service automotive retail and service chain (March 2002-January 2005); Chief Financial Officer and Senior/Executive Vice President, The Pep Boys - Manny, Moe & Jack (2000-2002); President and Chief Financial Officer, The Pep Boys - Manny, Moe & Jack (2002-2004).

Director, Checkpoint Systems, Inc.

William R. Cook, 64 Elected in 1998	Retired; President and Chief Executive Officer, Severn Trent Services, Inc., a water and waste utility company (1999-2002); Chairman, President and Chief Executive Officer, Betz Dearborn, Inc. (1993-1998).

Director, Quaker Chemical Company.

Stephen K. Klasko, 54 Nominee	Vice President, Health Sciences Center, and Dean, College of Medicine, University of South Florida (August 2004-present); Dean of College of Medicine, Drexel University (June 2000-July 2004).

Benson F. Smith, 60 Elected in 2005	Chief Executive Officer, BFS & Associates, LLC, a company specializing in strategic planning and venture investing (2000-present); President and Chief Operating Officer, C.R. Bard, Inc. (1994-1998).

Director, Rochester Medical Corporation and ZOLL Medical Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2009 and 2010, respectively.

Terms expiring in 2009
Jeffrey P. Black, 48 Elected in 2002	Chairman, President and Chief Executive Officer of the Company (Chairman, May 2005-present; President, December 2000-present; Chief Executive Officer, May 2002-present); President, Teleflex Fluid Systems (1999-2000); President, Teleflex Industrial Group (July-December 2000); Vice President, Teleflex Fluid Systems (1996-1999).
Sigismundus W.W. Lubsen, 64 Elected in 1992	Retired; Member of the Executive Board, Heineken N.V., Amsterdam, the Netherlands, a manufacturer of beverage products (1995-2002).
Director, Super de Boer N.V., RUVABO B.V., and I.F.F. (Nederland) Holding B.V., the Netherlands.
Judith M. von Seldeneck, 67 Elected in 2003	Chairman and Chief Executive Officer, Diversified Search Inc., a generalist executive search firm (1974-present).
Director, Chair, Compensation Committee and Member of Board - Strategic Planning Committee, Tasty Baking Company; Director, Citizens Bank of Pennsylvania; Chairwoman, Greater Philadelphia Chamber of Commerce (October 2001-October 2002); Chair, Philadelphia Chapter of the National Association of Corporate Directors.
Harold L. Yoh III, 47 Elected in 2003	Chairman of the Board and Chief Executive Officer of The Day & Zimmermann Group, Inc., a leading global provider of diversified managed services (1999-present).
Director, Greater Philadelphia Chamber of Commerce, Chairman (October 2002-October 2003).

Terms expiring in 2010

Patricia C. Barron, 65 Elected in 1998	Retired; Clinical Professor, Stern School of Business, New York University, New York, New York (2000-2003); Vice President, Business Operations, Xerox Corporation (1998); President, Xerox Engineering Systems Division (1994-1998).
Director, Quaker Chemical Company, Ultralife Batteries Corporation and U.S.A.A.
Jeffrey A. Graves, 46 Elected in 2007	President and Chief Executive Officer, C&D Technologies, Inc., a producer of electrical power storage systems (2005-present); Chief Executive Officer, Kemet Corporation (2003-2005); President and Chief Operating Officer, Kemet Corporation (2002-2003);Vice President of Technology and Engineering, Kemet Corporation (2001-2002); Manager, Power Systems Division of General Electric Company (1996-2001); Manager, Corporate Research and Development Center of General Electric Company (1994-1996).
Director, C&D Technologies, Inc. and Hexcel Corporation.
James W. Zug, 67 Elected in 2004	Retired; Audit Partner, PricewaterhouseCoopers LLP and Coopers & Lybrand (1973-2000).
Director, Amkor Technology Inc., Brandywine Group of Mutual Funds and Allianz Funds.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Corporate Communications.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Judith M. von Seldeneck, Benson F. Smith, Harold L. Yoh III and James W. Zug are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”). All of such independent directors meet the categorical standards set forth in the Corporate Governance Principles, which have been adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of NYSE rules, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards. The Board will determine the materiality of any relationship which a director has with us by considering all relevant facts and circumstances. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply, a director may not be considered independent.

•	A director who is an employee, or whose immediate family member is an executive officer of our company, is not independent until the expiration of the three years after the end of such employment.
•	A director who receives, or if an immediate family member of the director is an executive employee of ours and has received, more than $100,000 per year indirect compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $100,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.
•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In March 2006, the Board established the position of Lead Director. The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;
•	facilitating communications among and between our directors and senior executives, including with respect to any concerns they may have about us and our performance;
•	collaborating with the Chairman of the Board to ensure appropriate information flow to the Board;
•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and
•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities. The Lead Director is appointed annually by the independent directors of the Board. Mr. Cook currently serves as the Lead Director.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the non-management directors, meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Corporate Communications. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-888-883-1499 or, for international calls, 1-203-557-8604.

The Board and Board Committees

The Board held eleven meetings in 2007. Each of the directors attended at least seventy-five percent of the total number of Board meetings held in 2007. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members attended the 2007 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals for board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances which shall be described in a resolution adopted by the Board requesting such director to defer retirement.

The Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2009 Annual Meeting, a stockholder must submit the following information by December 1, 2008:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;
•	information about the relationship between the candidate and the recommending stockholder;
•	the consent of the candidate to serve as a director; and
•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Mrs. Barron and Messrs. Graves and Cook. Mrs. Barron currently serves as the chair of the Governance Committee. The Governance Committee held five meetings in 2007. Each of the members of the Governance Committee attended at least seventy-five percent of the total number of Governance Committee meetings held in 2007.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;
•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate annually the Chief Executive Officer’s performance in light of those goals and objectives;
•	review and recommend to the other independent directors for approval, any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of the Chief Executive Officer;
•	review and approve compensation of our executive officers (other than the Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than the Chief Executive Officer);
•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);
•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans;
•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;
•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer); and
•	review and evaluate the Company’s pension plan performance.

The current members of the Compensation Committee are Mrs. von Seldeneck and Messrs. Lubsen, Smith and Yoh. Mr. Lubsen currently serves as the chair of the Compensation Committee. The Compensation Committee held five meetings in 2007. Each of the members of the Compensation Committee attended at least seventy-five percent of the total number of Compensation Committee meetings held in 2007.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;
•	our internal control compliance;
•	our compliance with the legal and regulatory requirements;
•	our independent registered public accounting firm’s qualifications, performance and independence; and
•	the performance of our internal audit function.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee oversees the performance of the persons performing our internal audit function; and periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex

Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held nine meetings in 2007. Each of the members of the Audit Committee attended at least seventy-five percent of the total number of Audit Committee meetings held in 2007. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Director Compensation - 2007

Directors who are also employees of ours or any of our subsidiaries receive no additional compensation for their service as directors. Non-management directors receive an annual cash retainer of $25,000, which is payable in equal monthly installments. In addition, non-management directors currently are paid the following equity based compensation under our 2000 Stock Compensation Plan:

•	upon their first election or appointment to the Board, a grant of an option to purchase 5,000 shares;
•	an annual grant of an option to purchase 2,000 shares; and
•	an annual grant of shares of restricted stock.

For 2008, the market value on the grate date of the restricted stock was increased from $25,000 to $50,000.

The non-management directors also receive a fee for each Board meeting attended of $2,000 for meetings attended in person and $1,000 for telephonic participation. Members of our Audit, Compensation and Governance Committees also receive a fee of $1,000 for each committee meeting attended, whether in person or telephonically.

In addition, the Lead Director receives an annual restricted stock award having a market value of $20,000 on the grant date. The chairpersons of our Audit, Compensation and Governance Committees receive an annual stipend of $10,000, $5,000 and $5,000, respectively. In February 2008, our Board, upon the recommendation of the Governance Committee, approved an increase of $2,500 in the annual stipend paid to each chairperson, which will become effective May 1, 2008. We do not provide any pension benefits to the non-management directors.

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2007.

				Change
				in Pension
				Value and
	Fees			Nonqualified
	Earned			Deferred
	Or Paid in	Stock	Option	Compensation	All Other
Name	Cash(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation	Total

George Babich, Jr.	$50,000	$24,788	$30,560	–	–	$105,348
Patricia C. Barron	$50,000	$24,788	$30,560	–	–	$105,348
Donald Beckman(5)	$13,333	-	$30,560	$233	−	$44,126
William C. Cook	$58,333	$43,981	$30,560	–	–	$132,874
Jeffrey A. Graves	$28,667	$24,788	$80,000	–	–	$133,455
Sigismundus W.W. Lubsen	$53,000	$24,788	$30,560	–	–	$108,348
Judith M. von Seldeneck	$46,000	$24,788	$30,560	–	–	$101,348
Benson F. Smith	$45,000	$24,788	$30,560	–	–	$100,348
Harold L. Yoh III	$46,000	$24,788	$30,560	–	–	$101,348
James W. Zug	$56,667	$24,788	$30,560	–	–	$112,015

(1)	Mr. Beckman and Mrs. von Seldeneck deferred $8,333 and $25,000, respectively, of their 2007 cash compensation into a deferral account under our Deferred Compensation Plan.
(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted in 2007 and, to the extent applicable, restricted stock awards granted in prior fiscal years, in accordance with SFAS 123R. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2007 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC. Each non-management director was granted 339 shares of restricted stock in May 2007 with a grant date fair value of $25,000. Mr. Cook received an additional 297 shares of restricted stock in February 2007 with a grant date fair value of $20,000 in respect of his service as Lead Director. These shares are subject to certain restrictions under our 2000 Stock Compensation Plan for a period of six months after the date of grant.
(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of option awards granted in 2007 and, to the extent applicable, option awards granted in prior fiscal years, in accordance with SFAS 123R. As required under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2007 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC. Each non-management director was granted 2,000 stock options in February 2007 with a grant date fair value of $30,560. In addition, in connection with his election to the Board, Mr. Graves was granted 5,000 stock options in May 2007 with a grant date fair value of $80,000. These options are fully vested at the time of grant. As of December 31, 2007, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 9,000; Mrs. Barron: 25,000; Mr. Cook 23,000; Mr. Lubsen: 20,000; Mrs. von Seldeneck: 15,000; Mr. Smith 9,000; Mr. Yoh: 15,000; and Mr. Zug: 11,000.
(4)	The amount reported in this column represents the above-market earnings on the non-qualified deferred compensation plan in which Mr. Beckman participates. Above-market earnings represent the difference between market interest rates determined under SEC rules and the interest credited to the named executive officer under our Deferred Compensation Plan. For additional information, see the Non-qualified Deferred Compensation table.
(5)	Mr. Beckman retired as a director on May 4, 2007

Director Stock Ownership Guidelines

In February 2008, our Board established stock ownership guidelines for our directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our directors to own shares of our common stock, shares of restricted stock and shares underlying stock options with an aggregate value equal to two times the annual compensation paid to our directors. Directors have until the later of February 2013 or five years from the date they are first elected to the Board to meet the required ownership level.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-management directors, each of whom has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its amended and restated charter, which was adopted by the Board on March 7, 2005.

Generally, the Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, the structure of our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm and the performance of our internal audit function. The Committee retains our independent registered public accounting firm to undertake appropriate reviews and audits of our consolidated financial statements and our internal control over financial reporting, determines the compensation of the independent registered public accounting firm and pre-approves all of their services. The preparation of our consolidated financial statements is the responsibility of our management. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations and the overall quality of our financial reporting.

The Audit Committee maintains oversight of our internal audit function by reviewing the appointment and replacement of our director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of our internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on our financial statements.

The Audit Committee has taken the following actions:

•	appointed and retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007;
•	reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2007;
•	reviewed and discussed with management our unaudited consolidated financial statements for each of the fiscal quarters ended April 1, 2007, July 1, 2007 and September 30, 2007;
•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 — “Communications with Audit Committees,” as amended;
•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 — “Independence Discussions with Audit Committees, “as then in effect, and has discussed with our independent registered public accounting firm their independence;
•	discussed matters with our independent registered public accounting firm outside the presence of management;
•	reviewed internal audit recommendations;
•	discussed with our independent registered public accounting firm the quality of our financial reporting; and
•	reviewed and discussed with our independent registered public accounting firm and management the status of activities intended to maintain compliance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

JAMES W. ZUG, CHAIRMAN	GEORGE BABICH, JR.	WILLIAM R. COOK

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed principally to promote the achievement of specific annual, long-term and strategic goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”
•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”
•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We have fashioned the components of our 2007 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation

Annual Bonus	Performance Incentives Competitive Compensation

Long-Term Compensation — Stock Option Grants	Stakeholder Incentives Performance Incentives Competitive Compensation Retention Incentives

Long-Term Compensation — Cash Awards	Performance Incentives Stakeholder Incentives Competitive Compensation Retention Incentives

With respect to the 2008 program, our Compensation Committee decided to modify a component of our long-term compensation to award shares of restricted stock subject to time-based vesting to our named executive officers in lieu of the long-term compensation cash awards. We address the reasons for this determination below under “Long-Term Incentive Compensation.” However, our Compensation Committee may decide to issue cash award opportunities under our long-term compensation program in the future.

Role of Compensation Committee and Executive Officers

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. The Compensation Committee makes all decisions concerning compensation awarded to our executive officers, other than Jeffrey P. Black, our Chairman, Chief

Executive Officer and President. Determinations concerning Mr. Black’s compensation are made by our Board of Directors upon the recommendation of the Compensation Committee.

Mr. Black, with the assistance of our human resources department and our compensation consultant, Mercer (US) Inc., which we refer to below as “Mercer,” provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. Mr. Black also provides the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Black does not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and values Mr. Black’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

Determination of Compensation

Introduction

In 2007, we executed a number of acquisitions and divestitures designed to provide greater consistency of performance, improved profitability and sustainable growth. The most significant of these transactions was our acquisition of Arrow International, a leading global provider of catheter-based access and therapeutic products for critical and cardiac care, and the divestiture of our automotive and industrial businesses. Together, these transactions changed the nature of our businesses from a diversified industrial company to a company principally engaged in the medical technology business. As a result, in 2008, our Compensation Committee engaged in a review of our compensation program for executive officers and determined that certain adjustments to our compensation practices were appropriate to reflect these changes in our business. The following discussion summarizes the compensation determinations made with respect to compensation of our named executive officers in 2007 and the subsequent changes to our compensation practices approved for 2008.

2007 Compensation Determinations

In making our compensation determinations, we periodically reference reports provided by Mercer that include compensation data Mercer derives from several published compensation surveys. These surveys provide information regarding compensation paid by manufacturing companies to executives in functionally comparable positions to our executives. The survey data is size adjusted by Mercer using a regression analysis where available; otherwise, we limited the sample to companies having annual revenues ranging from approximately 0.5 to 2 times our annual revenues. In making our compensation decisions for 2007, we utilized a Mercer report that referenced data from a survey completed in 2005. Mercer provided samplings with respect to functionally comparable executives from 100 to 400 companies, depending on the comparable executive position. We refer to these companies as the “general market companies.” In light of the fact that we wish to emphasize a performance orientation in our compensation program, we position base salaries to be at a lower level relative to the general market companies than total direct compensation, which includes the target amounts of annual bonus and long-term incentive compensation in addition to base salary. In assessing our compensation against the market, we use survey data as a general reference point. Specifically, we generally seek to position executive salaries to fall within the competitive range of the median of the salaries paid to comparable executives by the general market companies, while positioning total direct compensation to fall within the competitive range of the 65th percentile of total direct compensation paid by the general market companies. We also seek to position total cash compensation, which includes salary and target amount of annual bonus, to fall within the competitive range of the 65th percentile of the market. While the market data is one reference in our pay determinations, we may set compensation below or above these levels as we deem appropriate. Factors that affected our determination in 2007 included the executive’s role within the organization, tenure, individual performance and comparable data relating to a peer group of publicly traded manufacturing companies selected by our Compensation Committee, which we refer to as the “peer group companies.”

We used the peer group companies as a secondary point of evaluation to validate compensation decisions, and in certain instances we have adjusted compensation in response to peer group data. Moreover, as explained in more detail below, the cash incentive opportunities awarded to our executives in 2007 and prior years under our long-term incentive compensation program were based on our “total shareholder return” as compared to the total shareholder return of the peer group companies.

The peer group companies for 2007 consisted of the following:

• AMETEK, Inc.,	• Flowserve Corporation,	• ITT Industries, Inc.,

• Carlisle Companies Incorporated,	• GenCorp Inc.,	• Pentair, Inc.,

• Crane Co.,	• Goodrich Corporation,	• Roper Industries, Inc. and

• Dover Corporation,	• IDEX Corporation,	• The Timken Company.

These companies were initially selected by our Compensation Committee in 2003 and continued to be referenced through 2007 because they were diversified industrial companies of roughly comparable size to ours, which we believed were considered by analysts to be competitors for investor capital during that period.

In determining executive compensation in 2007, we considered, among other things, Mercer’s advice that compensation that is within 15 percent above or below the 65th percentile market reference point for total direct compensation and total cash compensation and the 50th percentile market reference point for salary is within the competitive range we are seeking.

Changes in Compensation Determinations for 2008

In 2008, our Compensation Committee conducted a review of the peer group companies using data provided by Mercer to determine whether any modifications to the group would be necessary or appropriate in light of the significant changes in our operations that occurred in 2007, as discussed above. Upon conclusion of this review, the Compensation Committee determined that the peer group companies should be adjusted to reflect an increased emphasis on the medical industry. The revised peer group companies selected by the Compensation Committee, which were used as a secondary reference to the general market companies in connection with decisions relating to executive compensation matters for 2008, consist of the following:

• AMETEK, Inc.,	• Edwards Lifesciences Corp.,	• Roper Industries, Inc.,

• C.R. Bard, Inc.,	• Goodrich Corporation,	• St. Jude Medical, Inc. and

• Carlisle Companies Incorporated,	• Hillenbrand Industries, Inc.,	• Zimmer Holdings, Inc.

• Dover Corporation,	• Pentair, Inc.,

2007 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility. As noted above, we generally seek to position salaries for our named executive officers within a competitive range of the median of salaries for positions of comparable responsibility reported by the general market companies. Salary levels are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

For 2007, salary increases for all named executive officers other than Mr. Gordon did not exceed five percent. Mr. Gordon’s salary was increased in March 2007 by approximately 44 percent over his salary in 2006 in connection with his promotion to Executive Vice President and Chief Financial Officer. We determined this increase in salary to be appropriate for Mr. Gordon in light of the duties and responsibilities associated with this position and the fact that it was substantially consistent with the level of salary paid to Mr. Gordon’s predecessor. The salaries paid to our named executive officers in 2007 were within the competitive range described above.

Annual Executive Incentive Compensation

Annual Incentive Award Components

We provide annual cash incentive opportunities to subject a meaningful amount of an executive’s total cash compensation to the achievement of business performance objectives. In this regard, we assess our total cash compensation, which is the sum of an executive’s salary and target amount of annual bonus, to fall within a competitive range of the 65th percentile of total cash compensation for comparable executives in the general market companies, in contrast to the median reference point used in connection with salaries. Nevertheless, the actual amounts of annual bonus paid out to our executives is based on achievement of applicable corporate, business segment or individual performance goals and can vary considerably from the target amount.

Under our annual incentive plan, 80 or 90 percent of the target award opportunity, depending on the executive, is based on corporate or business segment financial performance measures, while the remaining 10 or 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing corporate or business unit financial performance encourages a unified commitment by our executives to performance that we believe more directly affects stockholder value.

2007 Award Components

In 2007, the criteria under our annual incentive program for our named executive officers who do not have responsibility for a specific business segment, namely Messrs. Black, Gordon, Sickler and Miller, were as follows:

•	40 percent was based on the amount of our earnings per share excluding restructuring and other special charges, which we refer to as “EPS;”

•	20 percent was based on cash flow, excluding the impact of certain acquisitions, divestitures and foreign currency fluctuations;

•	20 percent was based on revenue growth, excluding the impact of certain acquisitions, divestitures and foreign currency fluctuations; and

•	20 percent was based on the achievement of individual performance objectives.

We continue to use EPS as a performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established industrial enterprise like ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring and other special charges from our EPS target because such charges are not contained within our earnings guidance and adjusted results reported to investors and are generally disregarded in assessing whether stockholder value has been generated. For 2007, we decided to add cash flow as a performance measure because we believe it is an important indicator of our ability to service our indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We excluded the effect of acquisitions and divestitures because they reflect events that do not affect the day-to-day management of our business. For 2007, we also decided to add revenue growth without giving effect to acquisitions or divestitures because we wanted to emphasize sales growth with respect to our core operations. We excluded the impact of foreign currency fluctuations from both cash flow and revenue growth because they are factors that generally are outside of our control. We continued to include individual performance as a performance measure in order to provide these executives with an award opportunity based upon their overall performance during the preceding fiscal year, including their satisfaction of individual performance objectives that are established at the beginning of the preceding fiscal year.

For Messrs. Waaser and Northfield, who each have responsibility with respect to one of our business segments, the criteria under our 2007 annual incentive program were as follows:

•	60 percent was based on segment operating income before the allocation of corporate costs to the business segment and excluding the impact of foreign currency fluctuations, which we refer to as “profit before financial items” or “PBFI;”

•	20 percent of their target award was based upon “asset velocity index,” or “AVI,” which is the sum of reported accounts receivable and inventories net of accounts payable and deferred revenue for the business segment expressed as a percentage of annualized quarterly revenues at the balance sheet date (the average of the asset velocity index at the end of each quarter is used for purposes of determining achievement of the stated goal);

•	10 percent was based on the amount of our EPS; and

•	10 percent was based upon the achievement of individual performance objectives.

We believe that PBFI is a reliable overall measure of the performance of a business segment. Therefore, we believe that a significant portion of the financial performance-based component for an executive who is responsible for a business segment should be based on this measure. We excluded the impact of foreign currency fluctuations from this measure for the reason stated above. We use AVI as a performance measure because we believe that an important factor in our performance is the effective utilization of our cash resources and other working capital items. Executives with responsibility for individual business segments are most directly involved in managing these assets; therefore, we applied this performance measure to them. We included EPS as a performance measure in order to attribute a certain portion of their opportunity to the overall financial performance of our company. For 2007, we decided to add individual performance as a performance criteria for Messrs. Waaser and Northfield because we believed it was important to emphasize certain individual performance objectives established for these executives at the beginning of the preceding fiscal year.

For 2007, an executive’s award payout related to EPS could range from 50 percent of the target award, if threshold levels of performance equivalent to approximately 93 percent of the EPS target were achieved, to 200 percent of the target award, if the maximum performance level equivalent to approximately 105 percent of the EPS target was achieved or exceeded. Award payouts related to other financial performance-based measures, other than cash flow and AVI, could similarly range from 50 percent to 200 percent of the target award, if achievement were below or exceeded threshold levels, respectively. With respect to the cash flow and AVI measures, an executive’s opportunity ranged from 100 percent of the target award if the target levels were achieved to 200 percent if certain maximum performance targets were achieved or exceeded. In addition, depending on the extent to which the executive satisfies the objectives, he may receive no payment or a payment of up to 200 percent of the individual performance component of the target award opportunity.

2007 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2007 if the target financial performance-based objective or objectives were achieved and 100 percent of the individual performance component award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

	Target Award
	Opportunity as	Target Award
Name	Percentage of Salary	Opportunity

Jeffrey P. Black	100%	$875,500
Kevin K. Gordon	60%	$226,162
John J. Sickler	60%	$264,001
Laurence G. Miller	50%	$173,040
Ernest Waaser	50%	$210,000
Vince Northfield	50%	$173,250

The following table provides information for each named executive officer regarding applicable performance measures, targets and actual payments with respect to 2007 based on the degree of achievement with respect to each performance measure:

						Actual Award
						as a
		Performance				Percentage of
		Measure as a				Target Award
		Percentage of				Opportunity
		Total Target				for the
		Award		Amount	Actual	Performance
Name	Performance Measure	Opportunity	Target	Achieved	Award	Measure

J. Black	EPS	40%	$4.01	$4.33	$700,000	200%
	Cash Flow	20%	$284 million	$356 million	$350,000	200%
	Revenue Growth	20%	5%	1.6%	$0	0%
	Individual Performance	20%	See below	N/A	$175,000	100%

K. Gordon	EPS	40%	$4.01	$4.33	$180,930	200%
	Cash Flow	20%	$284 million	$356 million	$90,465	200%
	Revenue Growth	20%	5%	1.6%	$0	0%
	Individual Performance	20%	See below	N/A	$45,232	100%

L. Miller	EPS	40%	$4.01	$4.33	$138,432	200%
	Cash Flow	20%	$284 million	$356 million	$69,216	200%
	Revenue Growth	20%	5%	1.6%	$0	0%
	Individual Performance	20%	See below	N/A	$34,608	100%

E. Waaser	PBFI	60%	$207.5 million	$207,908	$127,680	101%
	AVI	20%	28%	28.8%	$0	0%
	EPS	10%	$4.01	$4.33	$42,000	200%
	Individual Performance	10%	See below	N/A	$21,000	100%

V. Northfield	PBFI	60%	$113.4 million	$104.3 million	$0	0%
	AVI	20%	21%	20.2%	$48,050	139%
	EPS	10%	$4.01	$4.33	$34,650	200%
	Individual Performance	10%	See below	N/A	$17,325	100%

For 2007, the individual performance objectives established for Mr. Black included achievement of our financial and growth targets, execution on certain elements of our strategic plan, continued development of management across the company, continued development and improvement with respect to the processes involving strategic planning and implementation and continuing to provide support for our Board of Directors. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy.

The actual award payments are reflected in the “Bonus” column of the Summary Compensation Table. As a result of his retirement prior to the end of our fiscal year, Mr. Sickler was not eligible to receive an award under the 2007 annual incentive program.

Senior Executive Recognition Bonus Awards

In February 2008, our Board of Directors, upon the recommendation of our Compensation Committee, approved one-time recognition bonus awards for each of our named executive officers. The amount of the bonus award approved for each named executive officer is set forth below.

2007 Recognition
Name	Bonus Award

Jeffrey P. Black	$325,000
Kevin K. Gordon	$195,232
John J. Sickler	$150,000
Laurence G. Miller	$184,608
Ernest Waaser	$171,000
Vince Northfield	$167,325

The awards were approved by the Board in recognition of the executives’ contributions in our achievement of certain key initiatives in 2007. Chief among these initiatives was the completion of a number of significant strategic acquisitions and divestitures, which included the acquisition of Arrow International and the divestiture of our automotive and industrial businesses. These transactions were instrumental in enabling us to focus our operations on businesses with improved product margins and reduced cyclicality. In addition, we believe these transactions helped to position us for future growth and continued expansion in new products and markets. The awards also reflected the executives’ role in successfully securing financing for the Arrow acquisition at aggregate borrowing costs that were in line with our original expectations in the midst of a volatile financing market, and in the implementation of a third party enterprise resource management system across our medical operations in North America.

In addition, in October of 2007, our Compensation Committee approved a cash bonus award of $250,000 to Mr. Sickler in recognition of his achievement of several objectives specified in a bonus program established for Mr. Sickler in 2006 in connection with his appointment as Interim President of the Company’s Medical Segment. These objectives included the successful development of the 2007 operating and strategic plans for the Medical Segment and the successful transition of the leadership of the Medical Segment to its new management team.

The bonus award payments described above are reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value and enable participation in our long-term growth and profitability. We seek to fashion long-term incentive compensation so that it falls within a competitive range of the 65th percentile of the general industry companies. The long-term incentive compensation opportunity established for each of our named executive officers was designed to be equivalent to 140 percent to 300 percent of a named executive officer’s salary because those percentages fell within the competitive range of the 65th percentile of the market, and also reflected each individual’s role within the organization, contributions of each position to the organization’s objectives, individual performance and other factors. We refer to this percentage of salary as the

“long-term incentive percentage.” The 2007 long-term incentive percentage for each named executive officer and the dollar amount of the executive’s long-term compensation opportunity is as follows:

	Long-Term	Total Long-Term
Name	Incentive Percentage	Compensation Opportunity

Jeffrey P. Black	300%	$2,626,500
Kevin K. Gordon	175%	$700,000
Laurence G. Miller	130%	$449,904
Ernest Waaser	140%	$588,000
Vince Northfield	140%	$485,100

Mr. Sickler did not participate in our 2007 long-term incentive program because we believe that the compensation arrangement set forth in Mr. Sickler’s employment agreement, taken together with prior equity awards granted to Mr. Sickler, provided him with an appropriate level of compensation.

Our long-term incentive compensation for 2007 included stock options issued under our 2000 Stock Compensation Plan and cash incentive opportunities awarded under our Executive Incentive Plan. We applied 65 percent of the long-term compensation opportunity to stock options, and the remaining 35 percent to a cash incentive opportunity that is payable based upon the extent to which our total shareholder return during a three year performance period beginning in 2007 exceeds the total shareholder return achieved by the peer group companies. We designed these components and the weighting of our long-term compensation to align the interests of our named executive officers to our stockholders, by providing an incentive to our executives for the favorable performance of our common stock both in absolute terms, in the case of stock options, and in terms of its relative performance as against peer group common stock, in the case of cash awards based on comparative total shareholder return.

In 2007, we allocated 65 percent of the long-term award to stock options because we believed that absolute return should be the principal determinant of the economic return received by our executives from long-term compensation. We did not allocate the entire award to stock options because we believed that if we underperform in relation to the peer group companies, our executives should not realize the total long-term compensation opportunity. Conversely, we provided a cash award component based on total shareholder return because we believed that if our common stock outperforms the common stock of our peers, some economic benefit is appropriate, even if absolute returns do not result in the stock options accruing meaningful value. In addition, we believed this comparative approach to a portion of our long-term compensation supports retention of our executives, as they may be subject to recruiting activity by companies that have not performed as well.

However, in light of the significant changes in our business that occurred in 2007, we have concluded that using total shareholder return relative to the peer group as the basis of a portion of our long-term incentive program is not effective, particularly because the peer group utilized in 2007 and prior years does not reflect the current nature of our business. Moreover, uncertain economic conditions and the need for stability in the management of our business suggest that stronger incentives for long-term executive commitment to our business and to increasing shareholder value are necessary. Therefore, in February 2008, our Board of Directors, upon the recommendation of our Compensation Committee, approved a change in our long-term compensation program for 2008 to allocate 35 percent of the long-term award opportunity to shares of restricted stock rather than a cash award component. In taking this action, our Board determined that it was appropriate to provide an award that has an intrinsic value when granted. The shares of restricted stock granted pursuant to this award vest in their entirety on the third anniversary of the grant date if the executive remains continuously employed by us during the vesting period. We will continue to evaluate and consider the type of awards granted under our long-term incentive program and may, in the future, decide that cash or other types of awards provide appropriate incentives to promote our then current goals and objectives.

Stock Option Awards

In accordance with the rationale described above, we granted stock options to our named executive officers in 2007 based upon 65 percent of the total long-term incentive compensation opportunity. Using a Black Scholes methodology, we valued the stock options at $21.05 per underlying share. In calculating this value, we assumed that options are held for their full ten-year term.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes in accordance with Statement of Financial Account Standards 123R. Therefore, it includes amounts with respect to only a portion of the options granted in 2007, while also including amounts from earlier option grants. See note 2 to the Summary Compensation Table for further information.

Stock options awarded under the long-term incentive compensation program are granted in the first quarter of each year and have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment. Our options generally vest in equal annual increments on the first three anniversaries of the date of grant. We believe that these vesting terms, together with the new restricted stock component of our long-term incentive program, provide our executives with meaningful incentive for continued employment. For additional information regarding stock option terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Cash Incentive Awards

The remaining 35 percent of the long-term compensation opportunity for 2007 represents the target award based on total shareholder return as compared to the peer group companies. “Total shareholder return” is the appreciation in value of a share of stock of a company from the first trading day to the last trading day of the specified performance period, assuming reinvestment of dividends. Payment is based on a sliding scale so that the amount of the payment generally increases to the extent that our total shareholder return exceeds the total shareholder return of the peer group companies. Specifically, if our total shareholder return exceeds the return of five of the peer group companies, the threshold payment equal to 72 percent of the target award will be paid. If our total shareholder return exceeds one-half of the peer group companies, 100 percent of the target amount will be paid. The maximum payout, equal to 200 percent of the target amount, will be paid if our total shareholder return exceeds that of at least ten of the peer group companies. These award levels are subject to adjustment in the event that merger or acquisition activity changes the number of peer group companies. The amount that actually will be paid out with regard to cash incentive opportunities awarded in 2007 will be determined following 2009.

We have used the long-term compensation methodology described above for the past few years, and the three year performance period for the 2005 cash incentive opportunity was completed in 2007. For that period, our total shareholder return did not meet the minimum threshold for payment.

Special Equity Award for Kevin K. Gordon

In 2007, our Compensation Committee granted Mr. Gordon a special equity award of stock options to purchase 30,000 shares of our common stock, which will vest in three equal annual installments, and 5,000 shares of restricted stock, which will vest in two equal annual installments on the first and second anniversaries of the grant date. The Compensation Committee approved these grants in connection with Mr. Gordon’s appointment as Executive Vice President and Chief Financial Officer. The equity award is addressed in the “All Other Stock Awards: Number of Shares of Stock or Units” and “All Other Option Awards: Number of Securities Underlying Options” columns of the Grants of Plan Based Awards Table and in the accompanying footnotes.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package that better enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include personal use of our corporate aircraft by Mr. Black, a company car, life insurance coverage and club membership fees for certain of our named executive officers. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Change in Control Arrangements

We have change in control arrangements with each of our named executive officers other than Mr. Sickler. The terms of Mr. Black’s change in control arrangement are set forth in Mr. Black’s employment agreement, and the terms of our change in control arrangements with each of our other named executive officers is set forth in a change of control agreement that we have entered into with each of the executives. Our agreement with each executive provides for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause or if the executive terminates employment for “good reason” within two years following a change in control. The change in control provisions in Mr. Black’s employment agreement differ from the change in control provisions for the other named executive officers with respect to the amount of the payments upon the relevant termination following the change in control. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If an executive becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the executive. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. We entered into these change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide a key incentive for our executives to remain with us.

Executive Severance Arrangements

In addition to the change in control provisions described above, we have also agreed to provide payments and other benefits to our named executive officers, other than Mr. Sickler, if, outside of the context of a change in control, we terminate their employment without cause or they terminate employment for “good reason.” See “Potential Payments Upon Termination or Change in Control” for additional information.

Teleflex Incorporated Retirement Income Plan

The Teleflex Incorporated Retirement Income Plan, or TRIP, is a tax qualified defined benefit plan that provides benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. The plan was closed to new participants on January 1, 2006. All of our named executive officers, other than Mr. Waaser, who became an employee after January 1, 2006, participate in this plan. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change-in-Control” for additional information.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan, or SERP, which is a non-qualified defined benefit plan that provides benefits for executives to the extent that their compensation cannot be taken into account under the TRIP because the compensation exceeds limits imposed under the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2007, compensation in excess of $225,000 constitutes excess compensation. Under the SERP, a participant accumulates units of annual pension benefit equal to 2.0% of his or her eligible excess compensation for the first 35 years of service, and 1.833% of such compensation for each additional year of service. All of the named executive officers, other than Mr. Waaser, participate in the SERP. Mr. Waaser does not participate in the plan since he is not eligible to participate in the TRIP due to the fact that his employment commenced after the date on which the TRIP was closed to new participants. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Participants may direct the investment of deferred amount into a fixed interest fund or one or more notional funds. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the “Non-qualified Deferred Compensation — 2007” table for additional information.

John J. Sickler Employment Agreement

In October 2007, Mr. Sickler retired as Vice Chairman. Under our March 7, 2005 employment agreement with Mr. Sickler, during the three years immediately following his retirement, he will make himself available to us as an independent consultant and will be paid a monthly retainer fee at the rate of his base salary in effect immediately before his retirement, which was $440,001 per year. In addition, we are required to pay Mr. Sickler compensation for each day he provides consulting services to us at a rate mutually agreed in writing. In the event of Mr. Sickler’s death during the three year post-employment consultancy period, he will be entitled to a lump sum payment equal to any unpaid retainer fees to be paid to Mr. Sickler for that period. Moreover, if he becomes disabled during the consultancy period, he will continue to receive the retainer fees and will not be required to provide service beyond those he reasonably is capable of providing. In addition, during the four years immediately following his retirement he is entitled to health insurance at our expense and is subject to a non-competition covenant. See “Potential Payments Upon Termination or Change in Control” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other executives named in the summary compensation table, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan is designed to facilitate the deductibility of the non-discretionary portion of annual bonus awards and the cash portion of long-term incentive awards that meet the conditions for “qualified performance-based compensation” under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible. The compensation paid to Mr. Black in 2007 exceeded the deductible limit by approximately $426,858. In addition, it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change-in-control occurs or, in the case of Mr. Black, upon vesting of the restricted stock award granted to him in 2006.

As noted above, under our change in control arrangements, we will make an additional payment to our executives if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to our executives, particularly Mr. Black, who is entitled to receive a larger payment than other executives following a change in control if the conditions for payment are satisfied. Nevertheless, we believe that our payments relating to the excise tax are appropriate to preserve the incentive for executives to maintain their employment with us.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance and growth. The ownership guidelines are expressed in terms of the value of the common stock, restricted stock and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary, which are as follows:

Required Ownership Level
Position	(as a multiple of base salary)

Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Executives who are subject to the ownership guidelines have five years to meet the required ownership level.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SIGISMUNDUS W.W. LUBSEN, CHAIRMAN

BENSON F. SMITH	JUDITH M. von SELDENECK	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE — 2007

The following table sets forth, for the fiscal year ended December 31, 2007, compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers, determined in accordance with SEC regulations, for the fiscal years ended December 31, 2007 and 2006. These individuals are referred to in this Proxy Statement as the “named executive officers.”

						Change in
						Pension
						Value and
						Non-qualified
				Stock	Option	Deferred	All Other
				Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	Earnings(3)	(4)	Total

Jeffrey P. Black	2007	$875,500	$1,550,000	$997,800	$1,513,824	$31,995	$117,333	$5,086,452
Chairman, President and Chief Executive Officer	2006	$850,000	$416,500	$665,200	$1,218,344	$72,830	$82,679	$3,305,553

Kevin K. Gordon(5)	2007	$376,973	$511,859	$83,513	$259,370	$14,544	$41,116	$1,287,375
Executive Vice President and Chief Financial Officer	2006	$278,100	$87,600	–	$127,508	$90,710	$24,280	$608,198

R. Ernest Waaser	2007	$420,000	$361,680	$150,708	$193,570	–	$102,121	$1,228,079
President – Medical	2006	$72,692	$50,000	$25,118	$21,677	–	$1,969	$171,456

Laurence G. Miller	2007	$346,080	$426,864	–	$260,666	$22,862	$44,675	$1,101,147
Executive Vice President, General Counsel and Secretary	2006	$329,600	$115,360	–	$205,160		$36,825	$732,227

John J. Sickler(6)	2007	$366,667	$400,000	–	–	$72,433	$123,788	$962,888
Vice Chairman	2006	$440,001	$200,000	$10,692	$7,037	$253,028	$49,599	$960,357

Vince Northfield	2007	$346,500	$267,350	–	$193,170	$10,433	$57,101	$874,554
President – Commercial	2006	$330,000	$116,500	–	$147,399	$14,699	$51,760	$660,358

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2007 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of option awards granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Note 1 to our 2007 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC.

(3)	The amounts shown in this column with respect to Messrs. Black and Northfield represent the change in actuarial present value of the accumulated benefit under defined benefit plans in which such named executive officers participate. The amounts shown in this column with respect to Messrs. Gordon, Sickler and Miller represent the change in actuarial present value of the accumulated benefit under defined benefit plans of $14,239, $37,138 and $22,741, respectively, and above-market earnings on the non-qualified deferred compensation plans in which Messrs. Gordon, Sickler and Miller participate, which consisted of $305, $35,295 and $121, respectively. See the Pension Benefits table and accompanying narrative for additional information, including the present value assumptions used in this calculation. Above-market earnings represent the difference between market interest rates determined under SEC rules and the interest credited to the named executive officer under our Deferred Compensation Plan. For additional information, see the Non-qualified Deferred Compensation table and accompanying narrative.

(4)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the dollar value of life insurance premiums that we paid for the benefit of the named executive officer, tax gross-ups, consulting fees and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Black with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

	401(k)	Life Insurance	Tax Gross-	Consulting
Name	Contributions	Premiums	Ups	Fees(a)	Perquisites

Mr. Black	$6,750	$13,700	$6,513	–	$90,370	(b)
Mr. Gordon	$6,750	$1,764	–	–	$32,602	(c)
Mr. Waaser	$10,987	$1,260	$7,305	–	$82,569	(d)
Mr. Miller	$6,750	$1,764	–	–	$36,161	(e)
Mr. Sickler	–	$12,903	–	$73,334	$37,551	(f)
Mr. Northfield	$4,260	$1,260	–	–	$51,581	(g)

(a)	The amount reported represents the amount accrued in respect of the retainer fee to be paid to Mr. Sickler under his employment agreement for the period from November 1, 2007 to December 31, 2007, payment of which has been deferred until May 2007 in accordance with the terms of the agreement.
(b)	Includes (i) $25,001 in incremental costs we incurred to provide Mr. Black with use of a company car; (ii) $58,224 in incremental costs we incurred to provide Mr. Black with personal use of our aircraft; and (iii) amounts we paid Mr. Black to reimburse him for club membership dues.

(c)	Includes (i) $25,984 in incremental costs we incurred to provide Mr. Gordon with use of a company car; and (ii) amounts we paid Mr. Gordon to reimburse him for club membership dues.

(d)	Includes (i) $14,952 in incremental costs we incurred to provide Mr. Waaser with use of a company car; and (ii) $67,617 in costs we incurred in connection with Mr. Waaser’s relocation.
(e)	Includes (i) $29,936 in incremental costs we incurred to provide Mr. Miller with use of a company car; and (ii) amounts we paid Mr. Miller to reimburse him for club membership dues.

(f)	Represents incremental costs we incurred to provide Mr. Sickler with use of a company car.

(g)	Includes (i) $44,455 in incremental costs we incurred to provide Mr. Northfield with use of a company car and (ii) amounts we paid Mr. Northfield to reimburse him for club membership dues.

(5)	Mr. Gordon was appointed as Executive Vice President and Chief Financial Officer on March 16, 2007. Mr. Gordon was previously our Senior Vice President – Corporate Development.

(6)	Mr. Sickler retired as our Vice Chairman on October 31, 2007.

We entered into an employment agreement with Mr. Black, which became effective as of May 5, 2006. Mr. Black’s agreement provides for his employment as our Chairman, President and Chief Executive Officer through May 5, 2009. Mr. Black’s agreement provides that he will receive an annual base salary of at least $850,000, and will be eligible to participate in the annual, long-term incentive and equity compensation programs that we provide for our senior executives, as well as to participate in our retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by us for premiums on $1 million of life insurance coverage and income taxes attributable to those premium reimbursements. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year.

Mr. Black’s employment agreement provides for certain payments and benefits to be made available to him in the event his employment is terminated under certain circumstances, which are described below under “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS — 2007

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2007:

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise or	Closing	Grant Date
			Estimated Future Payouts			Number of	Number of	Base	Market	Fair Value of
			Under Non-Equity Incentive			Shares of	Securities	Price	Price on	Stock and
	Grant	Approval	Plan Awards(1)			Stock or	Underlying	of Option	Date of	Option
Name	Date	Date	Threshold	Target	Maximum	Units (2)	Options (3)	Awards (4)	Grant	Awards (5)

Jeffrey P. Black	2/27/2007	2/27/2007	–	–	–	–	78,755	$67.25	$67.87	$1,203,376
	2/27/2007	2/27/2007	$459,638	$919,275	$1,838,550	–	–	–	–	–
Kevin K. Gordon	2/26/2007	2/26/2007	–	–	–	–	8,589	$68.25	$68.37	$133,215
	3/16/2007	3/16/2007	–	–	–	–	30,000	$65.25	$64.97	$444,600
	3/16/2007	3/16/2007	–	–	–	5,000	–	–	–	$316,700
	3/16/2007	3/16/2007	$122,500	$245,000	$490,000	–	–	–	–	–
R. Ernest Waaser	2/26/2007	2/26/2007	–	–	–	–	18,150	$68.25	$68.37	$281,662
	2/26/2007	2/26/2007	$102,900	$205,800	$411,600	–	–	–	–	–
Laurence G. Miller	2/26/2007	2/26/2007	-	-	-	-	13,233	$68.25	$68.37	$205,244
	2/26/2007	2/26/2007	$78,733	$157,466	$314,933	–	–	–	–	–
John J. Sickler	2/26/2007	2/26/2007	$105,600	$211,200	$422,401	–	–	–	–	–
Vince Northfield	2/26/2007	2/26/2007	–	–	–	–	14,269	$68.25	$68.37	$221,312
	2/26/2007	2/26/2007	$84,893	$169,785	$339,570	–	–	–	–	–

(1)	Represents the threshold, target and maximum payments the named executive officer is eligible to receive in respect of the 2007-2009 long-term incentive cash award opportunity granted under our Executive Incentive Plan.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to Mr. Gordon under our 2000 Stock Compensation Plan, which will vest two equal annual installments on the first and second anniversaries of the grant date. See the section entitled “Special Equity Award for Kevin K. Gordon” under “Compensation Discussion and Analysis — 2007 Compensation” for additional information regarding the restricted stock award.

(3)	The amounts shown in this column reflect the number of options to purchase shares of our common stock granted to each named executive officer under our 2000 Stock Compensation Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Long-Term Incentive Compensation” under “Compensation Discussion and Analysis — 2007 Compensation,” for additional information regarding the stock option awards. For additional information regarding the stock options granted to Mr. Gordon on March 16, 2007, see the section entitled “Special Equity Award for Kevin K. Gordon” under “Compensation Discussion and Analysis – 2007 Compensation.”

(4)	Stock options awarded under our 2000 Stock Compensation plan have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment.

(5)	The amounts shown in this column reflect the grant date fair value of the stock and option awards calculated in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

The following table sets forth information with respect to the outstanding option awards and unvested stock awards held by each named executive officer on December 31, 2007:

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying			Number of Shares	Market Value of
		Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of
		Options	Options	Exercise	Expiration	That Have Not	Stock That Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price	Date	Vested (2)	Not Vested (3)

Jeffrey P. Black	2/27/2007	–	78,755	$67.25	2/27/2017	–	–
	5/5/2006	–	–	–	–	30,000	$1,890,300
	5/5/2006	26,666	53,334	$68.25	5/5/2016	–	–
	2/22/2006	27,569	55,140	$64.25	2/22/2016	–	–
	3/7/2005	37,250	18,625	$52.50	3/7/2015	–	–
	3/1/2004	42,000	–	$51.50	3/1/2014	–	–
	3/3/2003	40,000	10,000	$37.50	3/3/2013	–	–
	12/2/2002	50,000	–	$43.75	12/2/2012	–	–
	5/9/2002	50,000	–	$56.50	5/9/2012	–	–
	3/4/2002	20,000	–	$51.25	3/4/2012	–	–
	3/5/2001	20,000	–	$43.25	3/5/2011	–	–
	9/11/2000	10,000	–	$36.00	9/11/2010	–	–
	3/6/2000	10,000	–	$28.25	3/6/2010	–	–
	3/8/1999	8,750	–	$36.75	3/8/2009	–	–

Kevin K. Gordon	3/16/2007	–	–	–	–	5,000	$315,050
	3/16/2007	–	30,000	$65.25	3/16/2017	–	–
	2/26/2007	–	8,589	$68.25	2/26/2017	–	–
	2/21/2006	3,090	6,180	$64.00	2/21/2016	–	–
	6/13/2005	3,333	1,667	$59.00	6/13/2015	–	–
	3/7/2005	5,467	2,733	$52.50	3/7/2015	–	–
	3/1/2004	8,200	–	$51.50	3/1/2014	–	–
	3/3/2003	8,000	–	$37.50	3/3/2013	–	–
	3/4/2002	7,000	–	$51.25	3/4/2012	–	–
	3/5/2001	10,000	–	$43.25	3/5/2011	–	–
	9/13/1999	900	–	$45.50	9/13/2009	–	–

R. Ernest Waaser	2/26/2007	–	18,160	$68.25	2/26/2017	–
	10/23/2006	–	–	–	–	2,500	$157,525
	10/23/2006	8,333	16,667	$60.25	10/23/2016	–	–

Laurence G. Miller	2/26/2007	–	13,233	$68.25	2/26/2017	–
	2/21/2006	4,978	9,957	$64.00	2/21/2016	–	–
	3/7/2005	9,667	4,833	$52.50	2/7/2015	–	–
	11/8/2004	18,685	–	$47.50	11/8/2014	–	–

John J. Sickler	3/3/2003	17,333	–	$37.50	3/3/2013	–	–
	3/4/2002	16,152	–	$51.25	3/4/2012	–	–
	3/5/2001	13,985	–	$43.25	3/5/2011	–	–
	3/8/1999	21,750	–	$36.75	3/8/2009	–	–

Vince Northfield	2/26/2007	–	14,269	$68.25	2/26/2017
	2/21/2006	4,950	9,900	$64.00	2/21/2016	–	–
	6/13/2005	3,333	1,667	$59.00	6/13/2015	–	–
	3/7/2005	5,467	2,733	$52.50	3/7/2015	–	–
	3/1/2004	5,475	$51.50	3/1/2014	–	–

(1)	All option awards vest in three equal annual installments beginning on the first anniversary of the grant date with the exception of those options granted to Mr. Black on May 9, 2002, December 2, 2002 and March 3, 2003, each of which vest in five equal annual installments beginning on the first anniversary of the grant date.

(2)	The shares of restricted stock granted to (a) Mr. Black will vest on May 5, 2008, (b) Mr. Gordon will vest in equal installments on each of March 16, 2008 and March 16, 2009 and (c) Mr. Waaser will vest on October 23, 2008.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $63.01 per share, which was the closing price of our common stock on December 31, 2007, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED TABLE — 2007

The following table sets forth information regarding the named executive officers’ exercise of stock options and the vesting of the named executive officers’ restricted stock during the fiscal year ended December 31, 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Jeffrey P. Black	7,000	$302,750	–	–

Kevin K. Gordon	–	–	–	–

R. Ernest Waaser	–	–	2,500	$181,275

Laurence G. Miller	–	–	–	–

John J. Sickler	16,530	$685,032	–	–

Vince Northfield	8,237	$260,411	–	–

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested.

PENSION BENEFITS — 2007

We sponsor the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan, as well as the Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit pension plan providing benefits that would otherwise be denied to participants by reason of Internal Revenue Code limitations on compensation that can be taken into account in qualified plans.

A participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant’s unit is equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. For each year of service in excess of thirty-five, a participant’s unit is equal to 1.833% of his or her prior year’s annual plan compensation. The annual earnings taken into account under this formula include base salary and bonus payments. The amount of compensation that can be taken into account in the TRIP is subject to limits imposed by the Internal Revenue Code, and the maximum annual benefits payable under the plan are also subject to Internal Revenue Code limits. The SERP takes into account only base pay in excess of the Internal Revenue Code limit.

Participants in the TRIP generally vest in their plan benefits after they complete five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the TRIP, and reductions for early payment are calculated in the same way as they would be under the TRIP. However, SERP benefits become fully vested upon a change of control of Teleflex. A participant is generally required to take distributions from the TRIP and the SERP at the same time and in the same payment method, although the timing and form of payment under the SERP may be affected by Section 409A of the Internal Revenue Code, which limits the participant’s right to make changes to the timing and form of payment of nonqualified retirement benefits. Payment options include various annuities.

Effective January 1, 2006, the TRIP and SERP were closed to new employees.

All of our named executive officers, other than Mr. Waaser, participate in the TRIP and the SERP. Mr. Waaser does not participate in the plans due to the fact that his employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2007, the number of years of service credited under the TRIP and the SERP to each named executive officer that participates in those plans and the present value of accumulated benefits payable to each such named executive officer under such plans.

			Present Value
		Number of Years	of Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Jeffrey P. Black	TRIP	13.5	$134,134	-
	SERP	8.0	$163,511	-
Kevin K. Gordon	TRIP	10.5	$94,674	-
	SERP	1.0	$3,098	-
R. Ernest Waaser	TRIP	-	-	-
	SERP	-	-	-
Laurence G. Miller	TRIP	3.0	$43,007	-
	SERP	2.0	$18,741	-
John J. Sickler	TRIP	29.33	$893,200	$6,582
	SERP	13.33	$384,811	-
Vince Northfield	TRIP	6.33	$58,213	-
	SERP	1	$5,415	-

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2007. The present value has been calculated assuming the named executives officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 13 to the audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC. As described in such note, the interest assumption is 5.85%. The mortality assumption is the 1994 Group Annuity Reserve Mortality. Messrs. Black and Sickler are vested in the Teleflex Incorporated Supplemental Executive Retirement Plan as of December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION — 2007

We maintain a Deferred Compensation Plan under which executives, including named executive officers, may defer up to 50% of their salary, 75% of their annual incentive award and 75% of their long-term cash incentive award. Salary deferral elections are made by eligible executives in December of each year in respect of salary amounts to be earned in the following year. With respect to deferral elections for annual incentive and long term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award.

Participants in our Deferred Compensation Plan may direct the investment of deferred amount into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the performance of the underlying securities.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007. Account balances in the Teleflex Stock Fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Returns	6.0%
Vanguard 500 Index	5.39%
Vanguard Mid-Cap Index	6.02%
Vanguard Small-Cap Index	1.16%
Teleflex Stock Fund	-0.63%

Distributions under the Deferred Compensation Plan may be paid either in the year immediately following the executive’s retirement or termination of employment or on such other date during the term of the participant’s employment as the participant may elect. Participants may elect to receive payments under the Deferred Compensation Plan either in a lump-sum or in annual installments over five or ten years.

In addition to the Deferred Compensation Plan, we maintain additional deferred compensation accounts for certain of our current and former executives under two deferred compensation programs that were previously offered to those executives. Amounts deferred by participants under these programs earn interest at a rate equal to the Moody’s long-term corporate bond-yield average, which we refer to as the “Moody’s rate,” plus a certain percentage. Amounts deferred under the initial program, offered between 1985 and 1988, earn interest at a rate equal to the Moody’s rate plus 3%. Amounts deferred under the second of these programs, offered between 1991 and 1994, earn interest at a rate equal to the Moody’s rate plus 1.5%. Distributions under the Moody’s plans commence once a participant reaches the age of 65. Mr. Sickler is the only current named executive officer that participated in the Moody’s plans and, consequently, is the only named executive officer for whom accounts under the Moody’s plans are currently maintained.

The following table sets forth information for the fiscal year ended December 31, 2007 regarding contributions, earnings and balances under our deferred compensation plans for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year(1)	Distributions	Year-End(2)

Jeffrey P. Black	–	–	–	–	–
Kevin K. Gordon	–	–	$16,942	–	$299,360
R. Ernest Waaser	–	–	–	–	–
Laurence G. Miller	$31,724	–	$6,733	–	$135,559
John J. Sickler	–	–	$132,888	$194,818	$2,892,294
Vince Northfield	–	–	–	–	–

(1)	The amounts set forth in this column include $305, $35,295 and $121 in above–market earnings credited to Messrs. Gordon, Sickler and Miller, respectively, in 2007, as disclosed in the Summary Compensation Table. In addition, the amounts reported with respect to Mr. Sickler include aggregate earnings of (a) $26,812 credited to Mr. Sickler’s account under the Deferred Compensation Plan, (b) $94,440 credited to Mr. Sickler’s account under the Moody’s plus 3% program and (c) $11,637 credited to Mr. Sickler’s account under the Moody’s plus 1.5% program.

(2)	The amount set forth in this column with respect to Mr. Sickler includes $41,467 in above–market earnings previously reported in the Summary Compensation Table included in our 2007 Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2007 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plans. See “Nonqualified Deferred Compensation – 2007” for information regarding these plans;

•	distributions under the TRIP and SERP. See “Pension Benefits – 2007” for information regarding these plans;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2007” table;

•	short–term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Under the terms of our employment agreement with Mr. Black, if we terminate Mr. Black’s employment without cause or if Mr. Black terminates his employment for good reason (as defined in the agreement) prior to the time Mr. Black reaches age 62, other than in connection with a change of control (as defined in the agreement), he is entitled to receive the following payments and benefits:

•	continued payment of his base salary for a period of 36 months after the date of termination;
•	payment of an annual bonus in each of the first three years immediately following the date of termination equal to the target annual bonus payment fixed for Mr. Black prior to the date of termination;
•	a prorated portion of any long-term incentive award earned by Mr. Black with respect to a performance period that is scheduled to end on the last day of the year in which Mr. Black’s employment is terminated;
•	reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums; and
•	for up to 36 months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

Any stock options held by Mr. Black that are not exercisable as of the date of his termination of employment will expire on the termination date, and any exercisable stock options held by Mr. Black may be exercised for a period of three months after the date of termination.

Mr. Black’s agreement also provides for certain compensation to be paid to Mr. Black in the event of a change of control, as more fully described in the discussion of change of control agreements below.

Mr. Black’s agreement has a term of three years. However, notwithstanding any termination of the agreement by us, the agreement will remain in effect for a period of at least two years following a change of control that occurs during the term of the agreement.

In October 2007, Mr. Sickler retired as Vice Chairman of the Company. Under our March 7, 2005 employment agreement with Mr. Sickler, during the three years immediately following his retirement, he will make himself available to us as an independent consultant and will be paid a monthly retainer fee at the rate of his base salary in effect immediately before his retirement, which was $440,001 per year. In addition, we are required to pay Mr. Sickler compensation for each day he provides consulting services to us at a rate mutually agreed in writing. Mr. Sickler’s agreement provides that he will receive his vested and other benefits to which he is entitled under our benefit plans upon retirement. In addition, during the four years immediately following his retirement, Mr. Sickler is entitled to health insurance at our expense. He is subject to a non-competition covenant during this four-year period.

In March 2007, we entered into agreements with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, that provide for specified severance compensation and benefits in the event we terminate their employment without cause or if the executive terminates employment for good reason, other than in connection with a change of control. The severance compensation consists of continued payment of the executive’s base salary for a period of 18 months and, in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to for the year in which his employment was terminated. In addition, the executive is entitled to receive continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the executive is eligible for such benefits in connection with future employment or until 18 months after termination, whichever occurs first. The executive is also entitled to a vehicle allowance for a period of 18 months after termination and reimbursement of expenses for outplacement services. The 18 month period referred to above is subject to increase by one month for each year of full-time employment by the executive from and after January 1, 2007, up to an additional six months.

The following table sets forth the potential post-termination payments and benefits the named executive officers would be entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2007.

		Annual	Long-Term
		Cash	Cash
	Base Salary/	Incentive	Incentive		Life and
	Consulting	Award	Award	Health	Accident	Auto-	Executive
	Fees	Payments	Payments	Benefits	Insurance	mobile	Outplacement
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

J. Black	$2,626,500	$2,626,500	—	$40,723	$7,660	—	—	$5,301,383
K. Gordon	$633,333	$316,627	—	$18,375	$2,746	$26,714	$20,000	$1,017,795
E. Waaser	$665,000	$190,680	—	$18,110	$1,995	$18,734	$20,000	$914,519
L. Miller	$547,960	$242,256	—	$18,390	$2,746	$32,205	$20,000	$863,557
J. Sickler	$1,320,000	—	—	$88,422	—	—	—	$1,408,422
V. Northfield	$548,625	$100,025	—	$18,422	$1,995	$49,362	$20,000	$738,429

(1)	The amounts set forth in this column with respect to Messrs. Black, Gordon, Waaser, Miller and Northfield reflect the severance pay they would be entitled to receive based upon salaries in effect as of December 31, 2007. The amount set forth with respect to Mr. Sickler is equal to the minimum amount he is entitled to receive during the consulting period under his employment agreement based upon his salary in effect as of October 2007, the date of his retirement. Mr. Sickler is also entitled to receive fees for each day he provides consulting services at a rate to be mutually agreed upon.

(2)	The amount set forth in this column for Mr. Black has been calculated using his target award opportunity of $875,500 under the 2007 annual cash incentive award program. The amounts set forth in this column for Messrs. Gordon, Waaser, Miller and Northfield reflect the annual cash incentive award that they received in 2007, as reflected in the Summary Compensation Table.

(3)	Since the minimum payment threshold under the long—term cash incentive award program for 2005—2007 was not met, Mr. Black would not have been entitled to any long—term cash incentive award payments under the terms of his agreement, assuming the effective date of termination occurred on December 31, 2007.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2007.

(5)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2007, and, with regards to Messrs. Gordon, Waaser, Miller and Northfield, assumes that the insurance will be provided for a period of 19 months.

(6)	The amounts set forth in this column have been calculated based upon the lease and vehicle insurance rates in effect as of December 31, 2007 for the vehicles used by Messrs. Gordon, Waaser, Miller and Northfield, and assumes that the vehicle allowance will be provided for 19 months.

(7)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

Change-of-Control Arrangements

Under the terms of Mr. Black’s employment agreement and the change in control agreements we entered into with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	if no amount otherwise is payable with respect to any short-term or long-term bonus plan, the executive will receive a bonus payment equal to the target award;
•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;
•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a period of three years after termination of employment with respect to Mr. Black and for a period of two years after termination of employment with respect to each of the other executives (the “Severance Period”);
•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;
•	immediate vesting of all unvested stock options and shares of restricted stock held by the executive;
•	continuation of health insurance during the Severance Period or, at the Company’s election, periodic payments of cash in an amount equivalent to the executive’s after-tax cost of purchasing comparable health insurance;
•	if the executive was provided with the use of an automobile or cash allowance for an automobile, continuation during the Severance Period of the availability of an automobile or a cash allowance;
•	a cash payment equivalent to the actuarial present value of three additional years service credit in the case of Mr. Black, and two additional years’ service credit in the case of the other executives under the Teleflex Retirement Income Plan and the Supplemental Employee’s Retirement Plan; and
•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreements also provide for payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

The term of Mr. Black’s employment agreement is discussed above under “Employment and Severance Arrangements.” The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table describes the potential payments and benefits the named executive officers would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2007.

				Vesting
				Of
				Unvested
		Annual	Long	Stock
		Cash	Term	Options
		Incentive	Cash	And			Retirement	Executive
		Award	Incentive	Restricted	Health		Plan	Out-
	Base	Payments	Award	Stock	Benefits	Auto-	Payments	placement
Name	Salary	(1)	Payments	(2)	(3)	mobile	(4)	(5)	Total

J. Black	$2,626,500	$3,851,500	$1,771,875	$2,341,149	$40,723	$52,776	$169,800	$20,000	$10,874,323
K. Gordon	$800,000	$768,951	$254,562	$350,459	$29,013	$33,744	$41,200	$20,000	$2,297,929
E. Waaser	$840,000	$610,680	-	$46,001	$28,594	$23,664	-	$20,000	$1,568,939
L. Miller	$692,160	$588,336	$436,800	$50,795	$29,037	$40,680	$59,600	$20,000	$1,917,408
V. Northfield	$693,000	$446,525	$262,500	$35,409	$29,088	$62,352	$33,300	$20,000	$1,582,174

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers would be entitled to receive for the fiscal year ended December 31, 2007 and the aggregate target awards payable during the three-year period following the change of control for Mr. Black and the two-year period following the change of control for each of the other named executive officers.

(2)	The amounts set forth in this column represent the value the named executive officers would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2007. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $63.01 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2007, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2007.

(4)	The amounts set forth in this column represent the benefit to be paid to the named executive officers in respect of additional years of benefit service under our TRIP and SERP plans equal to three years for Mr. Black and two years for each of the other named executive officers.

(5)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2008, certain information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

George Babich, Jr.	13,009	(b)	*
Patricia C. Barron	30,249	(c)	*
Jeffrey P. Black	504,029	(d)	1.25
William R. Cook	31,696	(e)	*
Kevin K. Gordon	74,378	(f)	*
Jeffrey A. Graves	5,339	(g)	*
Stephen K. Klasko	0		*
Sigismundus W.W. Lubsen	24,211	(h)	*
Laurence G. Miller	55,995	(i)	*
Vince Northfield	32,258	(j)	*
John J. Sickler	156,354	(k)	*
Benson F. Smith	12,009	(l)	*
Judith M. von Seldeneck	19,939	(m)	*
R. Ernest Waaser	19,584	(n)
Harold L. Yoh III	19,669	(o)	*
James W. Zug	15,449	(p)	*
All officers and directors as a group (18 persons)	1,039,958	(q)	2.58

*	Represents holdings of less than 1%

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable February 1, 2008 or within 60 days thereafter and shares issuable pursuant to restricted will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes 1,000 shares held indirectly by the Baylee Consulting Plan and 11,000 shares underlying stock options.

(c)	Includes 1,000 shares held indirectly by the Patricia C. Barron Defined Benefit Pension Plan and 27,000 shares underlying stock options.

(d)	Includes 1,200 shares held indirectly by three sons, 424,681 shares underlying stock options and 8,820 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(e)	Includes 25,000 shares underlying stock options.

(f)	Includes 64,676 shares underlying stock options and 1,202 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(g)	Includes 5,000 shares underlying stock options.

(h)	Includes 22,000 shares underlying stock options.

(i)	Includes 53,867 shares underlying stock options and 328 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(j)	Includes 31,664 shares underlying stock options and 594 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(k)	Includes 26,340 shares held indirectly by spouse and 69,220 shares underlying stock options.

(l)	Includes 11,000 shares underlying stock options.

(m)	Includes 17,000 shares underlying stock options.

(n)	Includes 14,386 shares underlying stock options and 198 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(o)	Includes 17,000 shares underlying stock options.

(p)	Includes 13,000 shares underlying stock options.

(q)	Includes 834,474 shares underlying stock options and 11,562 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports furnished to us, or written representations from the reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2007, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:
APPROVAL OF 2008 STOCK INCENTIVE PLAN

On February 26, 2008, our Board, upon the recommendation of our Compensation Committee, approved the Teleflex Incorporated 2008 Stock Incentive Plan (the “2008 Plan”), subject to stockholder approval.

Background

We currently award stock options and restricted stock awards under the Teleflex Incorporated 2000 Stock Compensation Plan, which we refer to as the “2000 Plan.” We also have awards outstanding under the Teleflex Incorporated 1990 Stock Compensation Plan, which we refer to as the “1990 Plan.” As of March 10, 2008, the total shares underlying outstanding awards under the 2000 and 1990 Plans were as follows:

•  2,038,703 shares issuable upon exercise of outstanding stock options; and

•  238,240 shares issuable upon vesting of outstanding restricted stock awards.

As of March 10, 2008, we had 239,000 shares available for future awards under the 2000 Plan and no shares available for future grants under the 1990 Plan. All of the remaining shares available for future awards under the 2000 Plan may be issued as restricted stock awards. Based on the current average annual rate at which we have issued stock options and restricted stock awards to participants under our 2000 Plan, we estimate that the shares available for future awards under the 2000 Plan will be insufficient to support future awards beginning with grants anticipated for 2009.

We also are seeking stockholder approval of the 2008 Plan so that compensation attributable to grants under the 2008 Plan may qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Overview of the 2008 Plan – Performance – Based Compensation Awards.”

Overview of the 2008 Plan

The purpose of the 2008 Plan is to enhance shareholder value by linking the compensation of our officers, non-management directors and key employees to increases in the price of our common stock and the achievement of other performance objectives, and to encourage ownership in our common stock by key personnel whose long-term employment is considered essential to our continued progress and success. The 2008 Plan is also intended to assist us in recruiting new directors and employees and to motivate, retain and encourage such directors and employees to act in the shareholders’ interest and share in our success.

The 2008 Plan permits more types of awards and permits awards with more flexible terms than the 2000 Plan, which will provide us with greater flexibility in structure award programs. The 2008 Plan will not impact the 2000 Plan.

The following summary of the material terms of the 2008 Plan is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which is attached as Appendix A to this proxy statement.

Significant Features of the 2008 Plan

The 2008 Plan is an “omnibus” plan that provides for several different kinds of awards. Significant features of the 2008 Plan include the following:

•  A maximum of 2,500,000 shares are proposed to be available for equity and equity-based award grants. The 2008 Plan does not have an “evergreen” feature. Accordingly, any increase in the number of authorized shares would require stockholder approval.

•  Of the maximum shares available under the 2008 Plan, only 875,000 shares may be granted as “full value” awards, which generally means awards other than stock options and stock appreciation rights, or “SARs.”

•  The 2008 Plan limits the number of shares that may be granted as incentive stock options to 1,875,000.

•  The maximum number of shares underlying awards granted to an individual in a fiscal year may not exceed 400,000.

•  Re-pricing of stock options and SARs is prohibited without stockholder approval.

•  All awards granted to employees under the 2008 Plan are subject to a one-year minimum vesting requirement, subject to limited exceptions.

•  Shares delivered (or withheld upon settlement) in payment of the award purchase price or tax withholding obligations and shares reserved for issuance upon a grant of SARs that are exercised and settled in shares will not be added back to the total shares available under the 2008 Plan. Shares cancelled, forfeited, expired or settled in cash will be added back to the reserved shares available under the 2008 Plan.

Eligible Participants

All of our non-management directors and officers, as well as other key employees selected by the Board or Board committee administrating the 2008 Plan, are eligible to receive awards under the 2008 Plan. Incentive stock options may only be granted to our employees and employees of other entities in which we, directly or indirectly, hold more than 50% of the total outstanding voting power.

Administration

The 2008 Plan will be administered by the Board or a committee designated by our Board. It is expected that the 2008 Plan will be administered by our Compensation Committee. The administrator has the authority, among other things, to determine the employees to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms of any award to be granted, approve forms of award agreements, interpret the terms of the 2008 Plan, adopt rules and procedures for administration of the plan and amend awards, subject to limitations. The administrator may delegate day-to-day administration of the 2008 Plan to one or more individuals set forth in the 2008 Plan.

In order to meet the requirements of Section 162(m) of the Code awards granted to “covered individuals,” as defined under Section 162(m) of the Code, will be made by a committee consisting of at least two “outside directors” as defined for purposes of Section 162(m). In addition, in order to meet the requirements imposed under Section 16 of the Exchange Act, awards granted to officers and directors under the 2008 Plan may only be made by the entire Board or a committee of “non-employee directors,” as defined under Section 16 of the Exchange Act.

Shares Authorized

The 2008 Plan authorizes the issuance or transfer of up to 2,500,000 shares of our common stock, subject to certain limitations discussed below. The 2008 Plan permits grants to be made from time to time as nonqualified stock options, incentive stock options, SARs, stock awards (including restricted shares and restricted share units) and other stock-based awards, each as described below. Shares cancelled, forfeited, expired or settled in cash will be added back to the reserved shares available under the 2008 Plan.

Term

The 2008 Plan will become effective upon approval by the Company’s stockholders, and will terminate ten years after such approval.

Types of Awards

Stock Options and Stock Appreciation Rights

The 2008 Plan authorizes the grant of stock options (which may be either incentive stock options within the meaning of Section 422 of the Code, which are eligible for special tax treatment, or nonqualified stock options) and SARs. No more than 1,875,000 shares in the aggregate may be issued as incentive stock options. In addition, the aggregate fair market value of shares, determined as of the date of grant, for which any employee may be granted incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000. To the extent that an incentive stock option exceeds the $100,000 threshold, the excess will be treated as a non-qualified stock option.

The term a stock option granted under the 2008 Plan cannot be longer than 10 years from the date of grant, and the exercise price may not be less than 100% of the fair market value of the shares of our common stock on the date of grant. With limited exceptions in the case of death or disability of the employee or change of control of Teleflex (as discussed below), stock options granted to employees may not be exercised prior to one year from the date of grant. At the time of exercise of a stock option, the option price must be paid in full in cash, by check or wire transfer, in shares of our common stock that are transferred to or withheld by us, cashless exercise or any combination of these methods. Repricing of options (i.e., reducing the exercise price) is not permitted under the 2008 Plan without approval of our stockholders.

The 2008 Plan permits the grant of SARs related to a stock option, which is commonly referred to as a “tandem SAR,” either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option, which is commonly referred to as a “freestanding SAR.” Tandem SARs permit an optionee, upon exercise of the SAR and surrender of the related option to the extent of an equivalent number of shares of common stock, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option exercise price for the shares of common stock underlying the surrendered portion of the option. Freestanding SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the designated number of shares of common stock underlying the SAR over the fair market value of such shares of common stock on the date the SARs were granted. Payments by us in respect of tandem SARs or freestanding SARs may be made in shares of our common stock, in cash, or partly in cash and partly in shares of common stock, as the administrator may determine. The term of SARs granted under the 2008 Plan cannot be longer than 10 years from the date of grant.

Stock Awards and Other Stock-Based Awards

Under the 2008 Plan, the administrator may grant participants stock awards, which entitle a participant to receive a certain number of shares of our common stock upon satisfaction of such vesting and other conditions as may be specified by the administrator upon grant. The administrator may also grant participants any other type of equity-based or equity-related award, including the grant of unrestricted shares of common stock.

Stock awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, including conditions on vesting. These conditions may include continued employment or achievement of performance conditions specified by the administrator. The period during which a stock award or other stock-based award granted to employees is restricted and subject to forfeiture may not be less than one year, except in limited circumstances, including death or disability of the employee or change of control of Teleflex (as discussed below).

No more than 875,000 shares in the aggregate may be issued under stock awards and other stock-based awards. In the event of any forfeiture or cancellation of any stock awards or other stock-based awards, the shares underlying such awards will be added back to the reserved shares available for issuance as stock awards and other stock-based awards under the 2008 Plan.

Performance-Based Compensation

The administrator will specify if all or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the company’s chief executive officer and other specified executive officers. “Performance-based compensation” is specifically excluded from this deduction limit.

The 2008 Plan permits the administrator to impose objective performance criteria that must be met with respect to stock awards and other stock-based awards so that the grants are considered “performance-based compensation.” If an award (other than stock options and SARs) is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be one of the following:

• sales or cash return on sales;	• operating profit or net operating profit
• cash flow or free cash flow or net cash from operating activity;	(whether before or after taxes); • operating margin;
• earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings);	• return on operating revenue; • working capital or net working capital; • market share;
• basic or diluted earnings per share;	• asset velocity index;
• growth in earnings or earnings per share;	• contract awards or backlog;
• stock price; • return on equity or average	• overhead or other expense or cost reduction;
shareholders’ equity; • total shareholder return; • return on capital;	• growth in shareholder value relative to the moving average of the Standard & Poors 500 Index or a peer group index;
• return on assets or net assets;	• credit rating;
• return on investments; • revenue or gross profits;	• strategic plan development and implementation;
• income before or after interest, taxes, depreciation and amortization, or net income;	• improvement in workforce diversity; • customer satisfaction; • employee satisfaction;
• pretax income before allocation of corporate overhead and bonus; • operating income or net operating income;	• management succession plan development and implementation; and • employee retention.

The administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance criteria (including thresholds for payment and whether to exclude certain extraordinary, non-recurring, or similar items) and amounts to be paid if the performance criteria is met (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

Dividends

The administrator may provide for payment of dividends or dividend equivalents on the shares of common stock subject to an award, other than stock options and SARs, prior to vesting. These payments may be made in cash, shares or units, or may be credited to an employee’s account and settled upon vesting of the underlying award. The administrator may, in its discretion, may provide that payment of dividend equivalents is subject to specified conditions and contingencies.

Transferability

Unless the administrator provides otherwise in the award agreement, awards are not transferable, other than by will or the laws of descent and distribution.

Termination of Board Membership or Employment

The administrator may specify the effect of termination of service as a director or termination of employment on an award at the time of grant, subject to the administrator’s right to modify the award terms after the date of grant in accordance with the terms of the 2008 Plan. In the absence of such determination, the following provisions apply.

Stock Options and SARs

All unvested stock options and SARs granted to directors and employees under the 2008 Plan will be immediately cancelled upon the termination of service as a director or termination of employment, as the case may be. In connection with the termination of services as a director, all vested and exercisable stock options and SARs held by that director as of the effective date of termination will remain exercisable for a period of five years after the effective date of termination, or the remaining term of the option or SAR, whichever is less. In the event termination of employment, the following provisions apply.

•  If the termination is due to the employee’s disability, any vested and exercisable options and SARs held by the employee on the effective date of termination will remain exercisable for three months or such longer period as the administrator may determine, which shall not exceed a period of one year after the effective date of termination;

•  If the termination is due to the employee’s death, any vested and exercisable options and SARs held by the employee on the effective date of termination will remain exercisable for six months;

•  retirement, any vested and exercisable options and SARs held by the employee on the effective date of termination will remain exercisable for the lesser of five years or the remaining term of the option or SAR, as applicable; or

•  any other reason, any vested and exercisable stock options and SARs held by the employee on the effective date of termination will remain exercisable for ninety days after the date of termination, or their remaining term if less.

Stock and Other Stock-Based Awards

With respect to stock and other stock-based awards, in the event of a termination of employment or service as a director due to death or disability, a pro-rated portion of outstanding unvested stock awards and other stock-based awards will vest, based on the number of full months of the applicable performance or vesting period that have elapsed as of the date of termination. In the event of a termination for any other reason, all outstanding unvested stock awards and other stock-based awards will be cancelled.

Change of Control Benefits

In the event of a change of control of our company (as defined in the 2008 Plan), unless the administrator has determined otherwise:

•  all outstanding unvested stock options and SARs become fully vested and exercisable; and

•  all restrictions and conditions on outstanding unvested stock awards, other stock-based awards and cash awards lapse and these awards become fully vested.

If an employee’s employment is terminated within two years after a change of control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option or SAR that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or SAR.

Amendment and Termination of 2008 Plan

The administrator may at any time amend, alter or discontinue the 2008 Plan or any award made under the plan, subject to approval by our stockholders to the extent required by applicable law. Unless approved by our stockholders, the administrator may not increase the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2008 Plan, reduce the minimum exercise price for stock options or SARs, or reduce the exercise price of outstanding stock options or SARs.

Capitalization Adjustments

Upon the occurrence of an event that affects our capital structure (such as a stock dividend, stock split or recapitalization), or a merger, consolidation, reorganization or similar event affecting us, our Board or the administrator may, in its discretion, make such substitutions or adjustments as it deems appropriate and equitable, including the number of shares issuable under the plan, the limitation on the number of shares issuable under stock-based awards and ISOs and individual limits and the purchase price and number of shares of our common stock subject to outstanding equity or equity-based awards.

Deferred Compensation

Unless the administrator determines otherwise, it is intended that no award granted under the 2008 Plan will be “deferred compensation” for purposes of Section 409A of the Code. If the administrator determines that an award is subject to Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of common stock and rules relating to treatment of awards in the event of a change of control of our company, will be set forth in the applicable award agreement and will comply with Code Section 409A.

Grants Under the Plan

As of the date of this proxy statement, no awards had been granted under the 2008 Plan and none will be granted unless and until the 2008 Plan is approved by our stockholders. Grants under the 2008 Plan are discretionary, so it is not possible to predict the number of shares of common stock that will be awarded or who will receive awards under the plan. As noted above under “Corporate Governance – Director Compensation – 2007,” a newly elected director receives a stock option to purchase 5,000 shares, and all directors receive an annual grant of 2,000 shares. The closing price of a share of our common stock, as reported on the NYSE on March 10, 2008, was $51.02.

Tax Matters

The following is a summary of the United States federal income tax consequences that generally apply with respect to awards granted under the 2008 Plan. The following is only a general description intended for the information of stockholders and not as tax guidance for participants as consequences may vary depending on the types of awards granted, the identity of the participants and the method of payment or settlement. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below. In addition, this summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Incentive Stock Options

A participant will not recognize income upon the grant of an incentive stock option. A participant will recognize income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain and we will not be entitled to a tax deduction. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a “disqualifying disposition” will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction equal to that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time a participant holds shares prior to the disposition.

Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified stock option. A participant will recognize income upon the exercise of a nonqualified stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised.

SARs

A participant will not recognize income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received, and we will be entitled to a tax deduction in that amount. Upon the sale of the stock, the participant will have short-term or long-term capital gain or loss, depending on the length of time the participant held the shares, equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised.

Stock Awards and Other Stock-Based Awards

As a general rule, a participant will recognize ordinary income at the time of delivery of shares of common stock or payment of cash under the 2008 Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as long-term or short-term capital gain, depending on the length of time the participant held the shares, when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant. However, if shares of common stock, when delivered, are subject to substantial risk of forfeiture by reason of any employment or performance related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under section 83(b) of the Code.

Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or other specified officers. Qualified performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and SARs granted under the 2008 Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria set forth in the 2008 Plan. Stock awards and other stock-based awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

Code Section 409A

To the extent that any award under the 2008 Plan is or may be considered to constitute deferred compensation subject to Code Section 409A, the Company intends that the terms and administration of such award shall comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

Required Vote

The affirmative vote of a majority of votes cast at the 2008 Annual Meeting is required to approve the 2008 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
TELEFLEX INCORPORATED 2008 STOCK INCENTIVE PLAN.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm for more than 30 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2007		Fiscal 2006

Audit fees	$	5,189,919	$	5,715,416
Audit-related fees		2,153,565		9,573
Tax fees		374,800		630,463
All other fees		11,866		6,926

	$	7,730,151	$	6,362,378

Audit-Related Fees.  Audit related fees consisted of fees for support in connection with acquisitions and divestitures, controls testing in connection with the implementation of an enterprise resource management system and local country statutory assurance activities.

Tax Fees.  Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees.  All other fees consisted principally of license fees for utilization of technical data-bases and training.

Audit Committee Pre-Approval Procedures

Pursuant to its charter, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2007.

The Audit Committee has determined that in connection with the services provided by PricewaterhouseCoopers LLP for fiscal years 2006 and 2007, PricewaterhouseCoopers LLP has maintained its independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE COMPANY’S 2008 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2009 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 1, 2008 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2009 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 11, 2009.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote according to their best judgment.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

Appendix A

TELEFLEX INCORPORATED
2008 STOCK INCENTIVE PLAN

1.	Purpose of the Plan.

The purpose of this Plan is to enhance shareholder value by linking the compensation of officers, directors and key employees of the Company to increases in the price of Teleflex Incorporated common stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The Plan is also intended to assist the Company in the recruitment of new employees and to motivate, retain and encourage such employees and directors to act in the shareholders’ interest and share in the Company’s success.

2.	Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator. The Administrator shall, in its sole discretion, determine which entities are classified as Affiliates and designated as eligible to participate in this Plan.

(c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Stock Award, Option, Stock Appreciation Right or Other Stock-Based Award granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee or Director who has been granted an Award under the Plan.

(f) “Award Agreement” means a Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:

(i) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;

(ii) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company;

(iii) consummation of (A) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of the Company, or (C) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or

(iv) consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.

Notwithstanding the foregoing, if any payment or distribution event applicable to an Award is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or, in the absence of any such special appointment, the Compensation Committee of the Board.

(k) “Common Shares” means the common shares, no par value, of the Company.

(l) “Company” means Teleflex Incorporated, a Delaware corporation, or, except as utilized in the definition of Change of Control, its successor.

(m)“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(n) “Director” means a member of the Board.

(o) “Disability” shall mean the Participant’s continuous illness, injury or incapacity for a period of six consecutive months, as determined by the Administrator in its discretion.

(p) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.”

For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(s) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan, which may be a designated future date as of which such Award will be effective.

(t) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(u) “Fair Market Value” means the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(v) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(y) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

(z) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(aa) “Plan” means this 2008 Stock Incentive Plan.

(bb) “Qualifying Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(cc) “Retirement” means, unless the Administrator determines otherwise, voluntary Termination of Employment by a Participant from the Company and its Affiliates after attaining age fifty-five (55) and having at least five (5) years of service with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(dd) “Securities Act” means the United States Securities Act of 1933, as amended.

(ee) “Share” means a Common Share, as adjusted in accordance with Section 15 of the Plan.

(ff) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(gg) “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(hh) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(ii) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(jj) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement except as may be otherwise provided in such agreement. For purposes of this Plan, a Participant’s Termination of Employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(kk) “Termination of Employment” means for purposes of this Plan, unless otherwise determined by the Administrator, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

3.	Stock Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 15(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 2,500,000 Shares. Shares subject to or delivered under Conversion Awards shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan. The Shares issued under the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) and 422 Limits; Other Share Limitations. Subject to the provisions of Section 15(a) of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to any one Awardee shall not exceed four hundred thousand (400,000) Shares. Subject to the provisions of Section 15(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan shall not exceed seventy-five percent (75%) of the total aggregate number of Shares that may be subject to or delivered under Awards under the Plan, as the same may be amended from time to time. Subject to the provisions of Section 15(a) of the Plan, the aggregate number of Shares that may be subject to or delivered under Awards other than Options and Stock Appreciation Rights shall not exceed thirty-five percent (35%) of the total aggregate number of Shares that may be subject to or delivered under Awards under the Plan, as the same may be amended from time to time. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Share Counting Rules.

(i) For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. In addition, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce any other limitation on Shares to which such Shares were subject at the time of the Award, and shall be available for future Awards of the type subject to such limitations.

(ii) The following Shares shall not become available for Awards under this Plan: (A) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; (B) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; or (C) Shares reserved for issuance upon a grant of Stock Appreciation Rights which are exercised and settled in Shares.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code Section 162(m), Awards to “covered employees” (within the meaning of Code Section 162(m)) or to Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. References herein to the Administrator in connection with Awards intended to qualify as “performance-based compensation” shall mean a Committee meeting the “outside director” requirements of Code Section 162(m). Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iv) Other Administration. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v) Awards to Directors. The Board shall have the power and authority to grant Awards to Directors who do not serve as employees of the Company (“Non-employee Directors”), including the authority to determine the number and type of awards to be granted; determine the terms and conditions, not inconsistent with the terms of this Plan, of any award; and to take any other actions the Board considers appropriate in connection with the administration of the Plan.

(vi) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) to select the Non-employee Directors and Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine the number of Common Shares to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Employees and Non-employee Directors;

(iv) to approve forms of Award Agreements;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi) to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions set forth in Sections 8(e), 11(a) and 12(a) of the Plan and the plan amendment provisions set forth in Section 16 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment, except following a Change of Control;

(xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including, without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

(xv) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.	Eligibility.

Awards may be granted only to Directors and Employees of the Company or any of its Affiliates.

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan is approved by the shareholders of the Company unless terminated earlier under Section 16 of the Plan.

7.	Term of Award.

Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement, and may extend beyond the termination of the Plan. In the case of an Option or a Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions regarding the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(c) No Option Repricings. Subject to Section 15(a) of the Plan, the exercise price of an Option may not be reduced without shareholder approval, nor may outstanding Options be cancelled in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without shareholder approval.

(d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator, except that no Option granted to an Employee shall first become exercisable within one (1) year from its Grant Date, other than (i) upon a Change of Control as specified in Section 15(b) of the Plan, or (ii) upon the death or Disability of the Awardee, in each case as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to the restrictions set forth above.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the

Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);

(iv) subject to any conditions or limitations established by the Administrator, the Company withholding shares otherwise issuable upon exercise of an Option;

(v) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator and in compliance with Applicable Law;

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

(vii) any combination of the foregoing methods of payment.

(g) Procedure for Exercise; Rights as a Shareholder.

(i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

(ii) An Option shall be deemed exercised when (A) the Company receives (1) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option and (2) full payment for the Shares with respect to which the related Option is exercised, and (B) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii) Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option. Unless otherwise provided in the Award Agreement, (v) upon termination from membership on the Board by a Director, any Option held by such Director that (1) has not vested and is not exerciseable as of the effective date of such termination from membership on the Board shall be subject to immediate cancellation and forfeiture or (2) is vested and exercisable as of the effective date of such termination shall remain exercisable for five (5) years thereafter, or the remaining term of the Option, if less; (w) upon Termination of Employment due to Disability, any

Option held by such Employee that is vested and exercisable as of the effective date of such Termination of Employment shall remain exercisable for the longer of three (3) months after such Termination of Employment due to Disability or such period, if any, ending not more than one year after such Termination of Employment due to Disability, as determined by the Administrator not later than three (3) months after such Termination of Employment; (x) upon Termination of Employment due to Death, any Option held by such Employee that is vested and exercisable as of the effective date of such Termination of Employment shall remain exercisable for six (6) months thereafter; (y) any Option held by an Awardee at Retirement that is vested and exercisable as of the effective date of such Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the option; and (z) any other Termination of Employment shall result in immediate cancellation and forfeiture of all outstanding Options that have not vested as of the effective date of such Termination of Employment, and any vested and exercisable Options held at the time of such Termination of Employment shall remain exercisable for ninety (90) days thereafter, or the remaining term of the Option, if less.

9.	Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option is not transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.	Stock Appreciation Rights.

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan. Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

11.	Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Stock Award to an Employee in less than one (1) year from the date the Stock Award is made, other than (i) with respect to such Stock Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 15(b) of the Plan or (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Stock Award Agreement.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Awards issued to Employees may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate or otherwise within the time period required by the Code or the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award. Unless otherwise provided in the Award Agreement, (y) a Termination of Employment or termination from membership on the Board by a Director due to Disability or death shall result in vesting of a prorated portion of any Stock Award, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment or termination from membership on the Board by a Director due to Disability or death occurs over the total number of months in such period; and (z) any other Termination of Employment or termination from membership on the Board by a Director (including, but not limited to, Retirement) shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Awards.

(d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12.	Other Stock-Based Awards.

(a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of an Other Stock-Based Award to an Employee in less than one (1) year from the date the Other Stock-Based Award is made, other than (i) with respect to such Other Stock-Based Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 15(b) of the Plan or (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Other Stock-Based Award Agreement.

(b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(d) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award. Unless otherwise provided in the Award Agreement, (y) a Termination of Employment or termination from membership on the Board by a Director due to Disability or death shall result in vesting of a prorated portion of any Other Stock-Based Award, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment or Board membership due to Disability or death occurs over the total number of months in such period; and (z) any other Termination of Employment or termination from Board membership (including, but not limited to, Retirement) shall result in immediate cancellation and forfeiture of all outstanding, unvested Other Stock-Based Awards.

13.	Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The

Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxvix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Administrator shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

14.	Dividends and Dividend Equivalents.

Awards other than Options and Stock Appreciation Rights may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award, whether or not such Award is vested. Such payments may be made in cash, Shares or Stock Units or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

15.	Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the Share limitations set forth in Sections 3, 11(a) and 12(a) of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:

(i) On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

(ii) Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Employment within two (2) years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

(iii) On the date that such Change of Control occurs, the restrictions and conditions applicable to any or all Stock Awards and Other Stock-Based Awards shall lapse and such

Awards shall be fully vested. Unless otherwise provided in an Award at the Grant Date, upon the occurrence of a Change of Control, any performance based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs. All Stock Awards, Other Stock-Based Awards and Cash Awards shall be settled or paid within thirty (30) days of vesting hereunder. Notwithstanding the foregoing, if the Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, the Awardee shall be entitled to receive the Award from the Company on the date that would have applied absent this provision.

(c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 15(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 15(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 15(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 24 of the Plan in order to ensure that such Award complies with Code Section 409A.

16.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would:

(i) increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

(ii) reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan; or

(iii) reduce the exercise price of outstanding Options or Stock Appreciation Rights.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the

Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

18.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.	Legal Compliance.

Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award unless such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

20.	Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it unfeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.	Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23.	Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

24.	Section 409A.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Administrator, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

(b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c) Any distribution of a 409A Award following a Termination of Employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.

(d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

25.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards or Other Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation. Neither the Company nor the Administrator shall be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

27.	Foreign Employees.

Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

28.	Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible in the gross income of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
     The undersigned hereby appoints Kevin K. Gordon and Laurence G. Miller proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 1, 2008 or any adjournment thereof.
(Continued on the other side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 1, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

2 0 4 3 3 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 4	0 5 0 1 0 8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:					Proposal 2. Approval of the Teleflex Incorporated 2008 Stock Incentive Plan.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m	William R. Cook
		m	George Babich, Jr.		Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Stephen K. Klasko Benson F. Smith

☐	FOR ALL EXCEPT (See instructions below)	The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given, such shares will be voted “FOR" all nominees in Proposal 1 and “FOR” Proposals 2 and 3.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 1, 2008
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11.59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

2 0 4 3 3 0 0 0 0 0 0 0 0 0 0 0 1 0 0 0 4	0 5 0 1 0 8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:					Proposal 2. Approval of the Teleflex Incorporated 2008 Stock Incentive Plan.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m	William R. Cook		Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
		m	George Babich, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Stephen K. Klasko Benson F. Smith

☐	FOR ALL EXCEPT (See instructions below)	The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.